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                                                                   Exhibit 23(b)




INDEPENDENT AUDITORS' CONSENT
-----------------------------

We consent to the incorporation by reference in this Registration Statement of Merrill Lynch & Co., Inc. on Form S-8 related to the 401(k) Savings & Investment Plan of our reports dated February 22, 1999 (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs to conform with Statement of Position 98-1), appearing or incorporated by reference in the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 25, 1998, and our report dated June 16, 1999 appearing in the Annual Report on Form 11-K of Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan for the year ended December 31, 1998.

/s/ Deloitte & Touche LLP

New York, New York
August 17, 1999